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                                                             Exhibit 10(2)


                                                             October 23, 1996

HAND DELIVERY

Re:      Stock Appreciation Rights


name

The Company hereby confirms the grant to you, effective as of August 15, 1996 (the "Grant Date"), of stock appreciation rights (the "SARs") with respect to ______ shares of the Company's Common Stock ("Common Stock") at a base price of $34.875 per share (the "Base Price") under the Protective Life Corporation 1996 Stock Incentive Plan (the "Plan"). The Stock Appreciation Rights are subject to certain restrictions and conditions as set forth in the Plan and as imposed by the Compensation and Management Succession Committee (the "Committee"). The following are highlights of certain conditions of the Plan. For complete details, you should consult the attached copy of the Plan.

1. Exercisability. Except as otherwise provided in the Plan, the SARs shall become exercisable, subject to the provisions of the Plan, on the fifth anniversary of the Grant Date. The SARs shall also become exercisable upon a change of control as set forth in Section 9 of the Plan. Unless an earlier termination is specified in Section 7 of the Plan, the SARs shall terminate on the tenth anniversary of the Grant Date (the "Normal Expiration Date").

2. Method of Exercise and Form of Payment. You may exercise any portion of the SARs that has become exercisable by written notice of exercise to the Chief Accounting Officer of the Company. As soon as practicable after receipt of a written exercise notice of any exercisable SARs, the Company shall deliver to you a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof. The number of shares of Common Stock to be distributed shall be as set forth in Section 6.4 of the Plan.

3. Limitations on and Deferral of Payment. (a) The Committee may defer all or any portion of any distribution of Common Stock to be made under the Plan to the extent such distribution, when added to all other payments to be made to a Participant in a calendar year, would not be deductible compensation paid by the Company for federal income tax purposes within the meaning of Sec tion 162 (including Section 162(m)) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that a distribution or distributions of Common Stock to a Participant is deferred, the Company will establish for each Participant a book-entry account (the "Account") representing all such deferred awards.




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         (b) Dividends on Deferred Awards.  In the event that dividends are paid by the Company during the deferral period, each Participant's Account shall be credited with the amount of any dividends which would otherwise have been payable to such Participant if the number of shares represented by such Account had been owned directly, and such amount shall be deemed to be reinvested in additional shares of Stock.

4. Termination of Employment. (a) Death, Disability or Retirement. In the event your employment with the Company terminates due to death, disability or retirement, then 100% of the SARs shall be exercisable as of the date of such termination, and such SARs may be exercised by you or your beneficiary as designated in accordance with Section 11.2 of the Plan, at any time on or before the earlier to occur of (i) the Normal Expiration Date or (ii) the day before the third anniversary of your termination of employment.

         (b) Other Termination. In the event your employment with the Company terminates for any reason other than your death, disability or retirement, then all unexercised SARs (whether or not then exercisable) shall terminate and be canceled immediately upon such termination of employment.


5. Forfeiture and Pay-Back of SAR Amount. (a) If within one year after the exercise of all or a portion of the SARs awarded under the Plan, you voluntarily terminate your employment with the Company and you become employed by a competitor of the Company in the financial services industry (which includes, but is not limited to, working in the insurance, mutual fund, broker-dealer, financial institution or investment company industries), you agree to pay the Company within 30 days of commencing such employment an amount, in cash or the equivalent value in shares of Common Stock, equal to the aggregate of all SAR amounts attributable to SARs exercised within the one year period prior to the date of such termination.


         (b) If, after your termination of employment, the Committee determines that, either during or after your employment by the Company or one of its Subsidiaries, you engaged in conduct that (i) would have permitted the Company or any of its Subsidiaries to terminate your employment for Cause had you still been employed or (ii) otherwise results in damage to the business or reputation of the Company or any of its Subsidiaries, all of the SARs that are still outstanding at the time of such determination shall immediately terminate and be canceled immediately upon such determination by the Committee. Upon such a determination by the Committee, the Company may disregard any attempted exercise of the SARs by notice delivered prior to such determination, if, at such time, the Company had not completed the steps necessary to effect such exercise.

6. Nontransferability of Awards. No SARs may be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

7. Beneficiary Designation. Benefits remaining unpaid at your death shall be paid to or exercised by your surviving spouse, if any, or otherwise to your estate. If you desire to name another beneficiary, you may name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan is to be exercised in case of your death by submitting a form reasonably acceptable to the Company. This designation will be effective only when filed in writing, with the Chief Accounting Officer of the Company, during your lifetime. Such designation will revoke all prior designations.




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8.   Tax  Withholding.  Whenever Common Stock is to be issued pursuant to the exercise of a SAR, the Company shall have the power to withhold, or require you to remit, an amount sufficient to satisfy Federal, state, and local withholding tax requirements relating to such transaction, and the Company may defer the issuance of Common Stock until such requirements are satisfied. The Committee may permit you to elect, subject to such conditions as the Committee shall impose, to have shares of Common Stock otherwise issuable upon the exercise of a SAR withheld to satisfy all or part of your estimated total Federal, state, and local tax obligation associated with the transaction.

9. Accelerated Vesting and Payment. Unless the Committee shall otherwise determine in the manner set forth in Section 9.2 of the Plan, in the event of a Change in Control, each Stock Appreciation Right (regardless of whether such SARs are at such time otherwise exercisable) shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the Base Price for such Stock Appreciation Right.

10. No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary.

11. Amendments. The Committee shall have the right, in its sole discretion, to amend the Plan, from time to time, provided that no such amendment shall impair your rights under the Plan without your consent. Subject to the preceding sentence, any alteration or amendment of the Plan by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to you of any such alteration or amendment of the Plan as promptly as practicable after the adoption thereof. The Plan may also be amended in a written document signed by both you and the Company.

12. Interpretation; Construction. Any determination or interpretation by the Committee under or pursuant to the Plan shall be final and conclusive on all persons affected hereby

Please sign below indicating that you have received this letter and a copy of the Plan. Upon signing, please send a signed copy of this memo to Jerry DeFoor.

                                                 COMPENSATION AND MANAGEMENT
                                                    SUCCESSION COMMITTEE


                                                 John J. McMahon, Jr., Chairman


By signing below, I hereby acknowledge that I have reviewed the Company's 1996 Stock Incentive Plan. I understand that the terms of such Plan reflect the terms and conditions under which the award was granted. Further, I understand and agree to be bound by all of the Plan's terms, including Section 8 concerning the Forfeiture and Pay-Back of SARs.

By:

Signature:
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